UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	May 16, 2008

PREMIERE GLOBAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

GEORGIA
(State or Other Jurisdiction of Incorporation)

000-27778	59-3074176
(Commission File Number)	(IRS Employer Identification No.)

3280 Peachtree Road, NW, Suite 1000, Atlanta, Georgia 30305
(Address of Principal Executive Offices)	(Zip Code)

404-262-8400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement - T. Lee Provow

On May 19, 2008, Premiere Global Services, Inc. announced that one of our named executive officers, T. Lee Provow, will step down as our President, Global Operations, effective as of June 30, 2008. A copy of the press release issued in connection with this matter is attached as Exhibit 99.1 to this current report. Also on that date, we entered into a separation agreement with Mr. Provow, effective as of June 30, 2008. The following summary describes certain material provisions of the separation agreement, a copy of which is included as Exhibit 10.1 to this current report and is incorporated herein by reference. The separation agreement provides for, among other things, his resignation as an officer, the payment of approximately $0.5 million in cash severance (which includes amounts related to benefits coverage), less withholdings for taxes and other items, and the acceleration of 22,500 shares of his restricted stock, all as of his separation date on June 30, 2008. The separation agreement also provides for releases by Mr. Provow and that he will not compete with us or solicit any of our employees or customers for one year following his separation date and will not disclose confidential business information for two years following his separation date.

Amended and Restated Employment Agreement – David M. Guthrie

On May 19, 2008, we entered into an amended and restated employment agreement with David M. Guthrie, our Chief Technology Officer, effective as of June 30, 2008. Mr. Guthrie will assume the majority of Mr. Provow’s responsibilities with us as of Mr. Provow’s separation date. The following summary describes certain material provisions of the employment agreement, a copy of which is included as Exhibit 10.2 to this current report and is incorporated herein by reference.

Pursuant to the terms of the employment agreement, beginning on June 30, 2008, Mr. Guthrie’s annual base salary will be $400,000, and, unless the Compensation Committee determines otherwise prior to the end of the first quarter of a given calendar year, his target cash bonus will be equal to 60% of his respective base salary for such year, with 80% of each target cash bonus allocated to achievement of cumulative quarterly targets (20% per quarter) and 20% allocated to achievement of annual targets.

The term of Mr. Guthrie’s employment agreement expires on December 31, 2008. Thereafter, it renews automatically for successive one-year periods unless either party elects not to renew at least 90 days prior to expiration of the term. If we terminate his employment without cause either before or after a change in control or, if during the 24-month period following a change in control, Mr. Guthrie’s employment is terminated by him for good reason, or if in contemplation of, or during the 24-month period following, a change in control his employment is terminated by us or by our successor for failure to renew his employment agreement, he will be entitled to severance compensation equal to 200% of his base annual salary in effect on the date of termination. In addition, Mr. Guthrie will be entitled to an amount equal to the cost of obtaining COBRA coverage for 18 months following his date of termination. These severance amounts will be payable in a lump sum within 75 days following the effective date of termination.

Mr. Guthrie’s employment agreement provides that he will not compete with us or solicit any of our employees or customers during the term of his employment and for one year thereafter. His agreement also prohibits him from disclosing confidential business information during the term of his employment and for two years thereafter.

2008 Incentive Bonus Criteria – David M. Guthrie

On May 16, 2008, the compensation committee of our board of directors approved the performance criteria for incentive bonus awards for the second, third and fourth quarters of 2008 and for 2008 as a whole for Mr. Guthrie. 30% of the value of such bonus awards will be determined with respect to each of our consolidated revenues, 40% with respect to our adjusted EBITDA (determined as operating income, as reported, before depreciation, amortization, restructuring costs, asset impairments, equity-based compensation and net legal settlements and related expenses) and 30% with respect to launches of certain enhancements to our web site and service offerings. He may earn between 75% and 150% of his target cash bonus awards applicable to the consolidated revenues and adjusted EBITDA performance criteria based upon the sliding scale for achievement of 95% to greater than or equal to 110% of each bonus criteria, subject to a reduction of up to 10% of such bonus amounts earned for failure to achieve certain performance criteria relating to our free cash flow (determined as operating cash flows from continuing operations less capital expenditures and principal payments on capital leases). There is no sliding scale for achievement of the performance criteria related to launches of certain enhancements to our web site and service offerings.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement between T. Lee Provow and the Registrant dated May 19, 2008 and effective as of June 30, 2008.

10.2	Amended and Restated Employment Agreement between David M. Guthrie and the Registrant dated May 19, 2008 and effective as of June 30, 2008.

99.1	Press Release dated May 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIERE GLOBAL SERVICES, INC.

Date:	May 19, 2008	By:	/s/ Scott Askins Leonard
Scott Askins Leonard
Senior Vice President – Legal, General Counsel and Secretary

EXHIBIT INDEX

10.1	Separation Agreement between T. Lee Provow and the Registrant dated May 19, 2008 and effective as of June 30, 2008.

10.2	Amended and Restated Employment Agreement between David M. Guthrie and the Registrant dated May 19, 2008 and effective as of June 30, 2008.

99.1	Press Release dated May 19, 2008.